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                                                                      EXHIBIT 11

                                 Bacou USA, Inc.
                 Statement Re: Computation of Per Share Earnings

                        Year Ended December 31, 1996 (1)


Primary:
Weighted average shares
     outstanding                                 16,406,022

Net effect of dilutive stock options
     based on the treasury stock method
     using the average market price                  30,103
                                                -----------
     Total                                       16,436,125
                                                ===========
Net income                                      $19,376,833
                                                ===========

Per share amount                                $      1.18
                                                ===========
Fully Diluted:
Weighted average shares outstanding              16,406,879

Net effect of dilutive stock options
     based on the treasury stock method
     using the greater of average or period
     end market price                                30,103
                                                -----------
          Total                                  16,436,982
                                                ===========
Net income                                      $19,376,833
                                                ===========
Per share amount                                $      1.18
                                                ===========

(1) The Company had no common stock equivalents or other potentially dilutive securities for any period prior to 1996 and therefore has only presented a computation of per share earnings for the year ended December 31, 1996.